EXHIBIT 99.3

FORM OF LETTER TO BROKERS AND OTHER NOMINEE HOLDERS

PULSE BIOSCIENCES, INC.

Units
Offered Pursuant to Subscription Rights
Distributed to Stockholders
of Pulse Biosciences, Inc.

[__________ [●], 2024]

To Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies, and other nominees in connection with the rights offering by Pulse Biosciences, Inc., a Delaware corporation (“we,” “us,” “our,” or the “Company”), of units, with each unit consisting of one share of our Common Stock, par value $0.001 per share (the “Common Stock”) and two warrants, each being a warrant to purchase one-half of one share of our Common Stock at an exercise price per whole share that shall be equal to 110% of the per-Unit subscription price (provided, that, the aggregate number of shares of our common stock that shall be issuable upon the exercise of each set of warrants included in a given subscription for Units shall be rounded up to the nearest whole share) (the “Units,” and each, a “Unit”), pursuant to non-transferable subscription rights distributed to all stockholders of record of the Company (the “Recordholders”) at 5:00 p.m., Eastern Time, on [________, [●] 2024] (the “Record Date”). The subscription rights, Units, Common Stock, and warrants are described in the prospectus dated [__________, [●] 2024] (the “Prospectus”).

In the rights offering, we are offering the rights to purchase an aggregate of up to $60,000,000 worth of Units, as described in the Prospectus.

The subscription rights will expire if not exercised prior to 5:00 p.m., Eastern Time, on [________, [●] 2024] (the “Expiration Date,” and such time, the “Expiration Time”).

As described in the Prospectus, each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one subscription right to purchase [______] Units for each share of Common Stock (each, a “Basic Subscription Right”) owned by such beneficial owner at 5:00 p.m., Eastern Time, on the Record Date. Each Basic Subscription Right will allow the holder thereof to subscribe for [______] Units (rounded down to the nearest whole Unit, with the total subscription payment being adjusted accordingly, as discussed below) at a cash price per Unit equal to the lesser of (i) $10.00 (the “Initial Price”) and (ii) the volume weighted average price of the Common Stock for the ten trading day period through and including the Expiration Date (the “Alternate Price”). For example, if a Recordholder owned 100 shares of Common Stock as of 5:00 p.m., Eastern Time, on the Record Date, it would receive 100 Basic Subscription Rights and would have the right to purchase [______] Units at the Initial Price. If, on the Expiration Date, the Alternate Price is lower than the Initial Price, any excess subscription amounts paid by a subscriber (the “Excess Subscription Amount”) will be put towards the purchase of additional Units in the rights offering (either towards the Recordholder’s Basic Subscription Rights, if available, or towards the Over-Subscription Right if the Recordholder has already exercised its Basic Subscription Rights in full), but fractional Units will not be sold.

In the event that Recordholder purchases all Units available to it pursuant to its Basic Subscription Rights, Recordholder may also exercise an over-subscription right (the “Over-Subscription Right,” collectively with the Basic Subscription Rights, the “Subscription Rights”) to purchase a portion of Units that are not purchased by other Recordholders through the exercise of their Basic Subscription Rights (the “Unsubscribed Units”), subject to the availability and pro rata allocation of the Unsubscribed Units among all persons exercising this Over-Subscription Right. To the extent the Unsubscribed Units are not sufficient to satisfy all of the properly exercised Over-Subscription Rights, then the Unsubscribed Units will be prorated among those who properly exercised Over-Subscription Right based on the number of shares each person subscribed for under the Basic Subscription Rights. If this pro rata allocation results in any person receiving a greater number of Unsubscribed Units than the person subscribed for pursuant to the exercise of the Over-Subscription Right, then such person will be allocated only that number of Unsubscribed Units for which the person oversubscribed, and the remaining Unsubscribed Units will be allocated among all other persons exercising the Over-Subscription Right on the same pro rata basis described above. The proration process will be repeated until all Unsubscribed Units have been allocated or all Over-Subscription Rights have been fulfilled, whichever occurs earlier.

Each Recordholder will be required to submit payment in full for all the Units it wishes to buy with its Over-Subscription Right. Because we will not know the total number of Unsubscribed Units prior to the Expiration Time, if Recordholder wishes to maximize the number of Units Recordholder may purchase pursuant to its Over-Subscription Right, the Recordholder will need to deliver payment in an amount equal to the aggregate Initial Price for the maximum number of Units available to Recordholder, assuming that no stockholders other than the Recordholder has purchased any Units pursuant to the Basic Subscription Rights and Over-Subscription Right. The Company will eliminate fractional Units resulting from the exercise of the Over-Subscription Right by rounding down to the nearest whole number, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the Broadridge Corporate Issuer Solutions, LLC (the “Subscription Agent”) will be returned, without interest, as soon as practicable.

The Company can provide no assurances that each Recordholder will actually be entitled to purchase the number of Units subscribed for pursuant to the exercise of its Over-Subscription Right in full at the expiration of the rights offering. The Company will not be able to satisfy its exercise of the Over-Subscription Right if all of our Recordholders exercise their Basic Subscription Rights in full, and we will only honor an Over-Subscription Right to the extent sufficient Units are available following the exercise of Subscription Rights under the Basic Subscription Rights.

●

To the extent the aggregate Initial Price of the maximum number of Unsubscribed Units available to Recordholder pursuant to the Over-Subscription Right is less than the amount Recordholder actually paid in connection with the exercise of the Over-Subscription Right, Recordholder will be allocated only the number of Unsubscribed Units available to Recordholder as soon as practicable after the Expiration Time, and the Recordholder’s excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable.

●

To the extent the amount Recordholder actually paid in connection with the exercise of the Over-Subscription Right is less than the aggregate Initial Price of the maximum number of Unsubscribed Units available to Recordholder pursuant to the Over-Subscription Right, Recordholder will be allocated the number of Unsubscribed Units for which the Recordholder actually paid in connection with the Over-Subscription Right. If, on the Expiration Date, the Alternate Price is lower than the Initial Price, any Excess Subscription Amount will be put towards the purchase of additional Units (either towards the Recordholder’s Basic Subscription Rights, if available, or towards the Over-Subscription Right if the Recordholder has already exercised its Basic Subscription Rights in full). See the discussion under the heading “The Rights Offering—Subscription Rights—Over-Subscription Rights” in the Prospectus.

The Subscription Rights will be evidenced by a Non-Transferable Subscription Rights Certificate registered in the Recordholder’s name or its nominee and will cease to have any value after the Expiration Time.

We are asking persons who hold shares of Common Stock beneficially and who have received the Subscription Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company, or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Subscription Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Non-Transferable Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Non-Transferable Subscription Rights Certificate be issued.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Subscription Rights will be for the account of the holder of the Subscription Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

Enclosed are copies of the following documents:

1.	Prospectus;
2.	A form of Instructions as to Use of Pulse Biosciences, Inc. Non-Transferable Subscription Rights Certificates;
3.	A form of letter which may be sent to your clients for whose accounts you hold shares of our Common Stock registered in your name or the name of your nominee;
4.	Beneficial Owner Election Form;
5.	Nominee Holder Certification; and
6.	A return envelope addressed to Broadridge Corporate Issuer Solutions, LLC, the Subscription Agent.

Your prompt action is requested. To exercise the Subscription Rights, as indicated in the Prospectus, you should deliver to the Subscription Agent the properly completed and signed Non-Transferable Subscription Rights Certificate with payment of the Initial Price in full for each Unit subscribed for pursuant to the Subscription Right. The Subscription Agent must receive the Non-Transferable Subscription Rights Certificate with payment of the Initial Price prior to the Expiration Time. Once a Recordholder has exercised its Subscription Right, such exercise may not be revoked, even if the Recordholder later learns information that it considers to be unfavorable to the exercise of its Subscription Rights.

Additional copies of the enclosed materials may be obtained from Broadridge Corporate Issuer Solutions, LLC, the Subscription Agent for this rights offering, by calling (888) 789-8409 (toll-free). Any questions or requests for assistance concerning the rights offering should be directed to the Subscription Agent.

Very truly yours,

Pulse Biosciences, Inc.